Exhibit 99.1

SM&A

AMENDMENT NO. 6 TO EMPLOYMENT AGREEMENT

OF

CATHY L. McCARTHY

This Amendment No. 6 to Employment Agreement (this “Amendment”) is entered into as of August 22, 2006 by and between SM&A, a California corporation formerly known as Emergent Information Technologies, Inc. (“SM&A”), and Cathy L. McCarthy (formerly Wood) (“Employee”), with reference to the following:

A.                                   SM&A and Employee are parties to that certain Employment Agreement effective November 1, 2001, as amended by Amendment No. 1 to Employment Agreement dated as of October 4, 2002, Amendment No. 2 to Employment Agreement dated as of January 30, 2003, Amendment No. 3 to Employment Agreement dated as of January 20, 2004, Amendment No. 4 to Employment Agreement dated as of July 2, 2004, and Amendment No. 5 to Employment Agreement dated as of April 17, 2006 (as amended, the “Employment Agreement”) pursuant to which Employee has agreed to perform services for SM&A on the terms and conditions set forth therein.

B.                                     Employee and SM&A desire to amend the Employment Agreement to reflect a change in the terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and obligations contained herein and in the Employment Agreement, SM&A and Employee agree to amend the Employment Agreement as follows:

1.                                       Term.  Section 1.2. of the Employment Agreement shall be amended and restated to read in its entirety as follows:

1.2                                 This Agreement shall be effective as of November 1, 2002 (the “Effective Date”) and shall terminate on December 31, 2007 unless sooner terminated pursuant to the terms set forth below.

2.                                       Incentive Compensation.  Paragraph 2 of Exhibit A to the Employment Agreement entitled “Incentive Compensation” shall be amended and restated to read in its entirety as follows:

INCENTIVE COMPENSATION.  In addition to the Base Salary described above, Employee will be eligible to receive incentive compensation under the terms of a plan adopted for fiscal year 2007 by the Compensation Committee.  The incentive compensation plan shall be adopted as promptly as possible following the Board of Directors’ approval of SM&A’s internal Operating Plan for fiscal year 2007.

3.                                       General.  Headings used in this Amendment are for convenience only and are not intended to affect the meaning or interpretation of this Amendment.  Except as set forth in this Amendment, the Employment Agreement shall remain in full force and effect.  The Employment Agreement (as superseded in part by this Amendment), each prior amendment, and this Amendment constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any and all other agreements, either oral or in writing, among the parties with respect to the subject matter hereof.  Each party represents and warrants to the other that the Employment Agreement and this Amendment constitute the legal, valid and binding obligation of such party, enforceable in accordance with their terms.  Any other amendment or modification may only be in a writing executed by all of the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of August 22, 2006.

SM&A

By:	/s/ Steven S. Myers
Steven S. Myers
Chairman and Chief Executive Officer

And

By:	/s/ Joseph B. Reagan
Joseph B. Reagan
Chairman, Compensation Committee

By:	/s/ Cathy L. McCarthy
Cathy L. McCarthy